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                                                                       Exhibit 5

                                                                 October 8, 1996

Millennium Chemicals Inc.
99 Wood Avenue South
Iselin, New Jersey  08830

Ladies and Gentlemen:

        We have acted as special counsel to Millennium Chemicals Inc., a Delaware corporation (the "Company"), in connection with the authorization of the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") of the Company for registration under the Securities Act of 1933, as amended, of the issuance of up to 3,909,000 shares (the "Plan Shares") of the Company's Common Stock, par value $.01 per share, including associated preferred stock purchase rights, reserved for issuance (i) upon the exercise of options and/or stock appreciation rights,
(ii) pursuant to performance share or performance unit awards, (iii) upon the grant of restricted stock, or (iv) pursuant to the formula stock grants to directors, under the Millennium Chemicals Inc. Long Term Stock Incentive Plan (the "Stock Incentive Plan").

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Stock Incentive Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Plan Shares have been duly authorized and, when and to the extent issued (i) upon the exercise of options and/or stock appreciation rights, (ii) pursuant to performance share or performance unit awards, (iii) upon the grant of restricted stock, or (iv) pursuant to the formula stock grants to directors, under the Stock Incentive Plan and the instruments of award or grant (including, in the case of shares issuable upon exercise of stock options, payment of the exercise price thereof), will be validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

        The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein. Such opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that we hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            Weil, Gotshal & Manges LLP






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